LEE ENTERPRISES, INCORPORATED

                               PART I. EXHIBIT 11

                    Computation of Earnings Per Common Share
                     (In Thousands Except Per Share Amounts)



                                               Three Months      Six Months
                                             Ended March 31,   Ended March 31,
                                             ----------------  ----------------
                                               1997     1996     1997    1996
                                             ----------------  ----------------

Income applicable to common shares:
   Income from continuing operations ......  $11,240  $ 9,084  $30,348  $23,776
   Income from discontinued operations ....    1,000    1,721    1,000    2,969
                                             ----------------------------------
          Net income ......................  $12,240  $10,805  $31,348  $26,745
                                             ==================================

Shares:
   Weighted average common shares
      outstanding .........................   46,567   47,026   46,768   47,202
   Dilutive effect of certain stock options      840      754      849      861
                                             ----------------------------------
          Average common shares
          outstanding, as adjusted ........   47,407   47,780   47,617   48,063
                                             ==================================

Earnings per share of common stock:
   Income from continuing operations ......  $  0.24  $  0.19  $  0.64  $  0.49
   Income from discontinued operations ....     0.02     0.04     0.02     0.07
                                             ----------------------------------
          Net income ......................  $  0.26  $  0.23  $  0.66  $  0.56
                                             ==================================